Exhibit 24.1






CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Alamco, Inc. and subsidiaries, on Form S-8 (Registration Nos. 33-75500 and 33-86452) of our report, which includes an explanatory paragraph for the change in the method of computing depreciation, depletion and amortization of 1992, dated March 3, 1995, on our audits of the consolidated financial statements of Alamco, Inc. and subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in this Annual Report and Form 10-K.

/s/ Coopers & Lybrand L.L.P.


600 Grant Street
Pittsburgh, Pennsylvania
March 3, 1995